[DIODES INCORPORATED]

FOR IMMEDIATE RELEASE

              Diodes Incorporated Reports Record Fourth Quarter and
                             Full Year 2005 Results

             o Annual revenues up 15.6% to a record $214.8 million
         o Annual net income increases 30.4% to a record $33.3 million

Westlake Village, California, February 6, 2005 - Diodes Incorporated (Nasdaq:
DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, today reported record financial results for the fourth quarter and fiscal year 2005 ended December 31, 2005.

Fourth Quarter Highlights:
>>  Revenues increased 28% to $61.4 million
>>  Gross margin improved 100 basis points to 34.9%
>>  Operating income increased 17% to a record $11.6 million
>>  Net income increased 37% to a record $10 million, or $0.36 per share

Revenues for the fourth quarter of 2005 were $61.4 million, a 28.1% increase from the fourth quarter of 2004, and a sequential increase of 13.2% from the third quarter of 2005. Net income for the quarter increased 37.0% to a record $10.0 million compared to $7.3 million for the fourth quarter of 2004. Diluted earnings per share were $0.36 for the fourth quarter of 2005, as compared to $0.31 for the same period last year (adjusted for the 3-for-2 stock split in December 2005).

For the twelve months ended December 31, 2005, revenues increased 15.6% to a record $214.8 million versus $185.7 million in the same period last year. For the full year 2005, the Company earned a record $33.3 million, or $1.29 per share, versus $25.6 million, or $1.10 per share, in 2004.

Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, commented: "2005 was another terrific year for Diodes with record-breaking revenues and earnings, capped off by a spectacular fourth quarter. We are continuing to execute our strategy to expand our addressable markets and are on track for continued profitable growth. Our recent acquisition of Anachip Corporation is in line with our long-term growth strategy and is currently being integrated as we completed the acquisition in early January. Moreover, Anachip gives us a jump-start into standard analog products, which complements our current product offerings. Our research and development efforts continue to provide Diodes with new opportunities and are resulting in new products and establishing Diodes as a technology leader for discrete semiconductors. We anticipate we will continue to grow our share of our served markets in North America, Asia and Europe and are looking forward to taking the company to the next level of success in 2006."

End Markets

Diodes' sales growth continued to be driven by robust demand in Asia, which constituted 65.4% of 2005 revenues compared to 59.1% last year. North America generated 32% of total sales, with Europe contributing 2.6%.

Mark King, Vice President of Sales and Marketing, said: "Asia sales continued to be driven by the computer and consumer sector lead by end equipment, digital audio players and notebook computers. We continued our strong share increase in notebooks during the quarter, and we also showed gains in game consoles and mobile handsets. Lead time lengthened on commodity products in the quarter, and we saw some short-term shortages which resulted in prices continuing to hold firm into the first quarter of 2006."

"Sales from accounts in the United States and built in Asia remained brisk, with good overall design activity. Array designs remained very popular with heightened interest in custom arrays and sustained interest in our PowerDI(TM)123 and PowerDI(TM)5. Distributor inventory was flat for the quarter and remains at a very healthy two-year low, while distributor backlog was strong going into the 2006.

"In Europe, we are realizing the benefits of our expanded distribution platform, with record market share and strong design win activity, including wins on new European branded handsets," said Mr. King.

Additional Financial Highlights

Gross profit for the fourth quarter of 2005 was $21.4 million compared to $18.9 million in the third quarter of 2005, and increased 32.1% over the $16.2 million in the fourth quarter of 2004. Gross margins were slightly improved from the third quarter of 2005 at 34.9% of sales. Compared to the prior-year quarter, gross margin rose by 100 basis points due to an improved product mix, new product revenue expansion and manufacturing cost efficiencies. For the year, gross margin increased 190 basis points to 34.6% from 32.7% last year.

For the quarter, SG&A expenses were $8.8 million, or 14.4% of sales, as compared to $5.4 million, or 11.4% of sales, in the comparable quarter last year. SG&A expenses were up due to performance based incentives and commissions combined with the share grant expense.

Research and development expenses were flat, as a percent of revenues, compared to the third quarter of 2005 at 1.7% and down from fourth quarter 2004 of 1.9%.

Operating income for the fourth quarter increased 17.2% to a record $11.6 million, or 18.8% of sales, compared to $9.9 million for the fourth quarter of 2004. Other income for the fourth quarter of 2005 was $0.8 million, due primarily to interest earned on proceeds from the follow-on offering.

The Company recorded a $2.0 million income tax provision for the fourth quarter for an effective tax rate of 16.5%.

Capital expenditures for the current quarter were $8.4 million and $24.7 million for the full year. Depreciation expense for the quarter was $4.3 million and $16.2 million for the full year.

At December 31, 2005, Diodes had $113.6 million in cash and short-term investments, $146.7 million in working capital and $9.5 million in term debt. For the fiscal 2005, shareholder equity doubled to $225.5 million. Cash from operations was $10.1 million for the quarter and $50.6 million for the year of 2005.

EBITDA for the three months ended December 31, 2005 was $15.8 million, representing an increase of $2.9 million, or 22.1%, from EBITDA of $12.9 million for the three months ended December 31, 2004, and an increase of $1.6 million, or 11.0%, from EBITDA of $14.2 million from the third quarter of 2005. EBITDA for the twelve months ended December 31, 2005 was $56.0 million, representing an increase of $10.1 million, or 22.1%, from EBITDA of $45.9 million for the same period of last year. A reconciliation of this non-GAAP financial measure to the Company's net income is set out in the attached schedule.

Business Outlook

"Heading into 2006, we continue to experience a positive demand environment for our discrete semiconductor products as Diodes becomes increasingly recognized as an innovation leader for discretes. The Anachip acquisition is being integrated as planned and is expanding our product line in analog and mixed signal devices. The contributions from Anachip will be seen in the first quarter of 2006, and will provide an initial foundation for developing analog and mixed signal devices that meet the needs of our global customer base," said Dr. Lu.

"As, a result we expect that first quarter revenues will increase 16-20% sequentially with an increase in gross profit dollars of 8-11%. The gross profit margin on the analog products is currently in the mid-20% range, with the expectation to improve the margin above our discrete product lines as we execute our strategy and realize synergies going forward. SG&A, as a percentage of revenue, should improve compared to the fourth quarter of 2005, offsetting our increased investment in research and development to approximately 2.6% of revenue. In addition, we expect first quarter non-cash stock option expense related to FAS123R to be approximately $1.5 million. For the full year 2006, we expect to continue to outperform the growth of the discrete semiconductor market."

Conference Call

Diodes Incorporated will hold its fourth quarter conference call for all interested persons at 2 p.m. Pacific Time (5 p.m. Eastern Time) today to discuss its results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes' website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 60 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete and analog semiconductor products, primarily to the communications, computing, industrial, consumer electronics and automotive markets. The Company's corporate sales, marketing, engineering and logistics headquarters is located in Southern California, with two manufacturing facilities in Shanghai, China, a wafer fabrication plant in Kansas City, Missouri, engineering, sales, warehouse and logistics offices in Taipei, Taiwan and Hong Kong, and sales and support offices throughout the world. Diodes, Inc. recently acquired Anachip Corporation, a fabless analog IC company in Hsinchu Science Park, Taiwan.

Diodes, Inc.'s product focus is on subminiature surface-mount discrete devices, analog power management ICs and Hall-effect sensors all of which are widely used in end-user equipment such as TV/Satellite set top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company's website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source:  Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800 e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, Coffin Communications Group,
(818) 789-0100, e-mail: crocker.coulson@ccgir.com
--------------------------------------------------------------------------------

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

        CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOWS

                      DIODES INCORPORATED AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)


                                                       Three Months Ended                    Twelve Months Ended
                                                          December 31,                           December 31,
                                                --------------------------------      --------------------------------
                                                    2004                2005              2004                2005
                                                -------------      -------------      -------------      -------------
Net sales                                       $  47,887,000      $  61,367,000      $ 185,703,000      $ 214,765,000
Cost of goods sold                                 31,676,000         39,960,000        124,968,000        140,388,000
                                                -------------      -------------      -------------      -------------
     Gross profit                                  16,211,000         21,407,000         60,735,000         74,377,000

Selling and general administrative expenses         5,439,000          8,816,000         23,503,000         30,285,000
Research and development expenses                     902,000          1,025,000          3,422,000          3,713,000
Loss (gain) on disposal of fixed assets                    --              3,000             14,000           (102,000)
                                                -------------      -------------      -------------      -------------
    Total operating expenses                        6,341,000          9,844,000         26,939,000         33,896,000

    Income from operations                          9,870,000         11,563,000         33,796,000         40,481,000

Other income (expense)
    Interest income                                    14,000            752,000             28,000            819,000
    Interest expense                                 (164,000)          (132,000)          (665,000)          (598,000)
    Other                                            (385,000)           199,000           (418,000)           406,000
                                                -------------      -------------      -------------      -------------
                                                     (535,000)           819,000         (1,055,000)           627,000

Income before income taxes and minority
 interest                                           9,335,000         12,382,000         32,741,000         41,108,000
Income tax provision                               (1,836,000)        (2,049,000)        (6,514,000)        (6,685,000)
                                                -------------      -------------      -------------      -------------
Income before minority interest                     7,499,000         10,333,000         26,227,000         34,423,000

Minority interest in joint veture earnings           (170,000)          (292,000)          (676,000)        (1,094,000)
                                                -------------      -------------      -------------      -------------
Net income                                      $   7,329,000      $  10,041,000      $  25,551,000      $  33,329,000
                                                =============      =============      =============      =============
Earnings per share
    Basic                                       $        0.35      $        0.40      $        1.27      $        1.44
    Diluted                                     $        0.31      $        0.36      $        1.10      $        1.29
                                                =============      =============      =============      =============
Number of shares used in computation
    Basic                                          20,845,500         25,169,874         20,106,414         23,168,180
    Diluted                                        23,562,000         28,024,223         23,207,157         25,894,384
                                                =============      =============      =============      =============


   The accompanying notes are an integral part of these financial statements.

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET

                                     ASSETS

                                                              December 31,       December 31,
                                                                 2004               2005
                                                             -------------      -------------
                                                                                 (unaudited)
CURRENT ASSETS
        Cash and equivalents                                 $  18,970,000      $  73,288,000
        Short-term investments                                          --         40,348,000
                                                             -------------      -------------
                Total cash and short-term investments           18,970,000        113,636,000

        Accounts receivable
                Customers                                       38,682,000         48,348,000
                Related parties                                  5,526,000          6,804,000
                                                             -------------      -------------
                                                                44,208,000         55,152,000
                Less: Allowance for doubtful receivables          (432,000)          (534,000)
                                                             -------------      -------------
                                                                43,776,000         54,618,000

        Inventories                                             22,238,000         24,611,000
        Deferred income taxes, current                           2,453,000          2,541,000
        Prepaid expenses and other current assets                4,243,000          5,326,000
        Prepaid income taxes                                       406,000                 --
                                                             -------------      -------------
                   Total current assets                         92,086,000        200,732,000


PROPERTY, PLANT AND EQUIPMENT, at cost, net
        of accumulated depreciation and amortization            60,857,000         68,930,000

DEFERRED INCOME TAXES, non current                               7,970,000          8,466,000

OTHER ASSETS
        Equity investment                                               --          5,872,000
        Goodwill                                                 5,090,000          5,090,000
        Other                                                    1,798,000            425,000
                                                             -------------      -------------
TOTAL ASSETS                                                 $ 167,801,000      $ 289,515,000
                                                             =============      =============


   The accompanying notes are an integral part of these financial statements.

                      DIODES INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                             December 31,       December 31,
                                                                                2004               2005
                                                                            -------------      -------------
                                                                                                (unaudited)
CURRENT LIABILITIES
        Line of credit                                                      $   6,167,000      $   3,000,000
        Accounts payable
                 Trade                                                         17,274,000         19,290,000
                 Related parties                                                3,936,000          7,250,000
        Income tax payable                                                        978,000          1,470,000
        Accrued liabilities                                                    10,481,000         18,312,000
        Current portion of long-term debt
                 Related party                                                  2,500,000                 --
                 Other                                                          1,014,000          4,621,000
        Current portion of capital lease obligations                              165,000            138,000
                                                                            -------------      -------------
                   Total current liabilities                                   42,515,000         54,081,000

LONG-TERM DEBT, net of current portion
                 Related party                                                  1,250,000                 --
                 Other                                                          6,583,000          4,865,000

CAPITAL LEASE OBLIGATIONS, net of current portion                               2,172,000          1,618,000

MINORITY INTEREST IN JOINT VENTURE                                              3,133,000          3,477,000
                                                                            -------------      -------------
STOCKHOLDERS' EQUITY
        Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued and outstanding
        Common stock - par value $0.66 2/3 per share;
                30,000,000 shares authorized; 23,644,901 and 25,258,119
                 shares issued at December 31, 2004
                 and December 31, 2005, respectively                           15,763,000         16,839,000
        Additional paid-in capital                                             16,262,000         94,664,000
        Retained earnings                                                      81,330,000        114,659,000
                                                                            -------------      -------------
        Less:                                                                 113,355,000        226,162,000
            Treasury stock - 2,420,262 and no shares of
                common stock, at cost, at 2004 and 2005, respectively          (1,782,000)                 0
            Accumulated other comprehensive gain (loss)                           575,000           (688,000)
                                                                            -------------      -------------
                                                                               (1,207,000)          (688,000)

                   Total stockholders' equity                                 112,148,000        225,474,000
                                                                            -------------      -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    167,801,000        289,515,000
                                                                            =============      =============

   The accompanying notes are an integral part of these financial statements.

                      DIODES INCORPORATED AND SUBSIDIARIES
               CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our business. However, EBITDA is not a recognized measurement under generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as a tax and debt service payments.

The following table provides a reconciliation of Net Income to EBITDA:

                                       Three Months Ended        Twelve Months Ended
                                          December 31,              December 31,
                                     ---------------------      ---------------------
(in thousands)                         2004         2005          2004         2005
                                     --------     --------      --------     --------
Net Income                           $  7,329     $ 10,041      $ 25,551     $ 33,329
Plus:
   Interest expense, net                  150         (620)          637         (221)
   Income tax provision                 1,836        2,049         6,514        6,685
   Depreciation and amortization        3,631        4,341        13,173       16,228
                                     --------     --------      --------     --------
    EBITDA                           $ 12,946     $ 15,811      $ 45,875     $ 56,021
                                     ========     ========      ========     ========